UNITED STATES

                   SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C. 20549



                                   FORM 8-K



                                CURRENT REPORT

  PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): OCTOBER 18, 2000



                                   MFB CORP.
            (Exact name of registrant as specified in its charter)




                                    INDIANA

                (State or other jurisdiction of incorporation)





      0-23374                                          35-1907258
(Commission File Number)                    (IRS Employer Identification No.)


  121 SOUTH CHURCH STREET
  POST OFFICE BOX 528
  MISHAWAKA, INDIANA                      46544

(Address of principal executive offices)(Zip Code)



      Registrant's telephone number, including area code:  (219) 255-3146


ITEM 5.OTHER EVENTS.



Pursuant to General Instruction F to Form 8-K, the press release issued October 18, 2000 concerning the Annual Earnings and Cash Dividend announcement is incorporated herein by reference and is attached hereto as
Exhibit 1.




ITEM 7.FINANCIAL STATEMENTS AND EXHIBITS.



(c)Exhibits

Exhibit  1 -- Press Release dated October 18, 2000.




                                  SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




_______________________________________
Timothy C. Boenne, Vice President



Dated:  October 20, 2000

October 18, 2000                        Point of Contact: Charles J. Viater



                     MFB CORP. ANNOUNCES ANNUAL EARNINGS
                            AND QUARTERLY DIVIDEND

     Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC),(the "Corporation"), parent company of MFB Financial (the "Bank"), today reported consolidated net income on an unaudited basis of $2.8 million or $1.98 diluted earnings per share for the fiscal year ended September 30, 2000 compared to $2.2 million of $1.51 diluted earnings per share for the year ended September 30, 1999, representing a 31.1% year to date earnings per share increase. Net income for the three months ended September 30, 2000 was $558,000 or $ .40 diluted earnings per common share compared to $582,000 or $ .41 diluted earnings per common share for the comparable period ended
September 30, 1999.

     Net  interest income after provision for loan losses for the most recent three and twelve month periods totaled $2.4 million and $10.9 million compared to $2.6 million and $9.6 million for the same periods one year ago. During the three months ended September 30, 2000 total interest income increased by $1.4 million compared to the same period one year ago. This increase was due to both increased volumes of loans receivable, particularly commercial and consumer loans, and higher yields generated on the entire loan portfolio. Commercial and consumer loan receivables, including home equity and second mortgage loans, increased $53.7 million from September 30, 1999 to September 30, 2000. Total interest expense increased $912,000 during the three months ended September 30, 2000, as compared to the same period a year ago, reflecting the growth in deposits and borrowed funds. For the twelve months ended September 30, 2000 total interest income increased $4.3 million while total interest expense increased $2.0 million.

   The provision for loan and lease losses is determined in conjunction with management's review and evaluation of current economic conditions,changes in the character and size of the loan and lease portfolio, delinquencies (current status as well as past and anticipated trends) and adequacy of collateral securing delinquencies, historical and estimated net charge-offs and other pertinent information. During the fiscal year ended September 30, 2000 the Bank experienced significant growth in the commercial loan portfolio. Total commercial loans at September 30, 2000 were $91.1 million compared to $47.4 million at September 30, 1999, a 92.2% increase. In addition, the Bank continued to improve its loan review and risk assessment procedures. Based on these factors, management concluded that an increase in the provision for loan and lease losses was appropriate and a one-time $600,000 addition was made to the allowance for loan losses reserve during the quarter ended September 30, 2000.

    Noninterest income increased from $372,000 and $1.2 million for the three and twelve months ended September 30, 1999 to $623,000 and $1.8 million for the most recent three and twelve month periods. These increases are primarily due to fees generated from the increasing number of core deposit account relationships, income generated from the Bank's trust department, net gains from loan sales and the servicing fees retained on these sold loans. Noninterest expenses increased from $1.9 million during the three months ended September 30, 1999 to $2.1 million during the three months ended September 30, 2000, and from $7.0 million to $8.3 million for the comparable twelve month periods. The noninterest expense increases are primarily attributable to staffing increases, renovated facilities to support lending operations, expenses associated with the opening of a new full service office during the first quarter of 2000, and expenses incurred in the offering of additional services to the Bank's customers.



    The  Corporation  has  increased  total  assets  from $346.5 million as of September 30, 1999 to $396.0 million as of September 30, 2000, an increase of $49.5 million (or 14.3%). Total net loans increased from $277.5 million to $322.0 million during this same twelve month period, an increase of $44.5 million (or 16.0%). The loan growth has been funded primarily by the growth in deposits and additional borrowings through Federal Home Loan Bank advances.

    Total shareholders' equity increased from $31.2 million as of September 30, 1999 to $32.5 million as of September 30, 2000 mainly from net income of $2.8 million offset by the repurchase of 61,600 shares of outstanding common stock during this period at a cost of $1.1 million and cash dividend payments of $553,000.

  While  achieving  substantial   growth,   the   Corporation
continues to maintain asset quality that compares favorably to its industry peer group. The ratio of nonperforming assets to total assets as of September 30, 2000 was .02% compared to .06% as of September 30, 1999.

                    In addition, MFB Corp. announced today that the Corporation has declared a cash dividend of $ .095 per share of Common Stock for the quarter ended September 30, 2000. The dividend is payable on November 14, 2000 to holders of record on October 31, 2000.

                     The Bank is a wholly owned subsidiary of MFB Corp. providing retail and small business financial services to the Michiana area through its main office in Mishawaka and six banking centers located in St. Joseph and Elkhart counties.

                            MFB CORP. AND SUBSIDIARY
                      CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                    September 30, 2000 and September 30, 1999
                                (in thousands)

                                                September 30,    September 30,
                                                   2000                  1999

ASSETS
Cash and due from financial institutions      $    9,693           $    6,316
Interest-bearing deposits in other financial
   institutions - short term                       4,851                5,746
Total cash and cash equivalents                   14,544               12,062
Interest-bearing time deposits in other
   financial institutions                              -                1,000
Securities available-for-sale                     40,663               38,170
Securities held to maturity                        1,000                3,984
Federal Home Loan Bank (FHLB) stock, at cost       6,308                5,511
Loans held for sale, net                           6,626                8,062
Loans receivable, net                            315,374              269,464
Accrued interest receivable                        1,895                1,363
Premises and equipment, net                        4,688                4,413
Mortgage servicing rights, net                       611                  412
Investment in limited partnership                  2,948                1,213
Other assets                                       1,371                  798

   TOTAL ASSETS                                 $396,028             $346,454



LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
   Deposits
      Noninterest-bearing demand deposits    $    11,802           $    7,358
      Savings, NOW and MMDA deposits              56,569               52,409
      Other time deposits                        171,023              141,640
        Total deposits                           239,394              201,407
   Securities sold under agreements to
     repurchase                                    9,143                6,566
   Other borrowings                              112,152              104,226
   Advances from borrowers for taxes and
     insurance                                     2,116                2,111
   Accrued expenses and other liabilities            684                  962
        Total Liabilities                        363,489              315,272

Shareholders' Equity
   Common Stock, 5,000,000 shares authorized;
   shares issued: 1,689,417 - 9/30/00 and 9/30/99
   shares outstanding: 1,358,449 - 9/30/00,
   1,420,049 - 9/30/99                            13,136               13,016
   Retained earnings-substantially restricted     27,711               25,420
   Accumulated other comprehensive income (loss),
   net of tax                                       (892)                (718)
   Unearned Employee Stock Ownership Plan
   (ESOP) shares                                       -                 (223)
   Treasury Stock, 330,968 common shares-9/30/00
   269,368 common shares - 9/30/99                (7,416)              (6,313)
         Total shareholders' equity               32,539               31,182

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITIES    $396,028             $346,454








                            MFB CORP. AND SUBSIDIARY
                  CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
        THREE MONTHS AND TWELVE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                                  (in thousands)

                                Three Months Ended         Twelve Months Ended
                                   September 30,                September 30,
                                   2000      1999            2000        1999
Total interest income            $7,696    $6,262         $28,514     $24,254

Total interest expense            4,538     3,625          16,473      14,448

Net interest income               3,158     2,637          12,041       9,806

Provision for loan losses           761        75           1,106         230

Net interest income after
provision for loan losses         2,397     2,562          10,935       9,576

Total non-interest income           623       372           1,845       1,220

Total non-interest expense        2,123     1,923           8,272       7,006

Income before income taxes          897     1,011           4,508       3,790

Income tax expense                  339       429           1,693       1,586

  NET INCOME                       $558      $582          $2,815      $2,204



Basic Earnings per common share   $  .41    $  .42        $   2.03     $  1.56

Diluted Earnings per common share $  .40    $  .41         $  1.98     $  1.51


